Exhibit 10.225

FOURTH AMENDMENT TO LEASE AGREEMENT

THIS AMENDMENT of Lease (this “Amendment”) is made and entered into this 17th day of May, 2004, by and between GREENWAY PROPERTIES, INC. (f.k.a. Western Center Properties, Inc.) (“Landlord”) and PPD DEVELOPMENT, LP (successor in interest to PPD Development, LLC) (“Tenant”).

W I T N E S S E T H:

WHEREAS, the Tenant entered into a lease, dated April, 30, 2001 and as amended on August 15, 2001, August 25, 2003 and March 22, 2004 of certain space located at 8551 Research Way, Middleton, Wisconsin (the “Lease”) in a Building known as the Greenway Research Center (“Building”); and

WHEREAS, the Landlord is the current owner of the real estate which is the subject matter of the Lease; and

WHEREAS, the parties desire to extend the term of their Lease on the Terms and Conditions contained herein;

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

1. Additional Space - Tenant agrees to lease additional space equaling approximately 3,511 rentable square feet (“Additional Space”) Consisting of Suite B2 as shown on Exhibit A in the Greenway Research Center. This Additional Space shall be considered part of Tenant’s Premises.

2. Lease Term - The lease term on the Additional Space shall begin May 1, 2004 and end on November 30, 2011.

3. Commencement Date – May 1, 2004

4. Rent Commencement Date – July 1, 2004

5. Triple Net Rental Rates - Beginning with the Rent Commencement Date of this Amendment, the Triple Net Rental Rate (“Base Rent”) for the Additional Space shall be Sixteen Dollars and Fifty Cents ($16.50) per rentable square foot. However, Base Rent shall be calculated on 3,212 rentable square feet.

Beginning on May 1, 2005 and annually thereafter, Base on the Additional Space shall increase three percent (3%) per year.

6. Net Basis - In addition to the Base Rent, Tenant shall pay all other expenses as identified in Section 4.3 of the Lease incurred in the Additional Space.

7. Utilities – Laboratories/Cleanrooms - Tenant shall pay for all Utilities consumed in its Premises which includes the Additional Space. Electrical usage shall be sub-metered and billed back to Tenant by Landlord on a monthly basis.

Water and Sewer charges for the Premises shall be billed back to Tenant on a monthly basis based upon its prorated share (see Section 8(a) below). All other utilities consumed in Tenant’s Premises shall be placed in Tenant’s name and Tenant shall directly pay the utility providers.

8. Common Area Expense Reimbursement - In addition to the Base Rent above, Tenant shall pay its prorated share of Common Area Expenses, as defined in Section 4.4 of the Lease. Common Areas are defined as: a) Greenway Research Center Common Area, consisting of the currently existing building Common area (sidewalks, parking lots, mechanical and electrical rooms, etc.), b) Phase IV Common Area, consisting of the newly created common area within the adjacent suite formerly occupied by Focused Research (see Exhibit A - Common Spaces) and c) Phase IV Backup Electrical Generator.

a. Greenway Research Center Prorated Share - Tenant’s prorated share of Common Area Expenses, as defined in Section 4.4 of the Lease shall be Twenty-four point eight percent (24.8%) (47,184 square feet of the 190,549 square foot Building) of the Building. Landlord will bill Tenant for common area expenses monthly. In the event that the Building is expanded, a new prorated share shall be calculated by dividing the total square footage of Tenant’s Premises by the gross square footage of the Building at the time.

b. Phase IV Common Area Expense Prorated Share - Tenant’s prorated share of the Common Area Expenses of Phase IV shall be Forty-nine point six percent (49.6%) (7,297 usable sq ft of the 14,728 usable sq ft). Landlord will bill Tenant for common area expenses monthly. These common area expenses include utilities, special assessments, real and personal property taxes, sales or other taxes (including sales taxes that may be imposed on the payment of rent), repairs and maintenance costs, management fees (provided that management fees not be in excess of reasonable and customary amounts), and water and sewer charges.

c. Phase IV Generator Prorated Share - Tenant’s prorated share for maintenance and repair expenses associated with the Phase IV backup electrical generator shall be Sixty-nine point nine percent (69.9%) (37,651 sq ft / 53,837 total sq ft). Landlord will bill Tenant for maintenance and repair expenses monthly or as incurred.

9. Existing Laboratory Improvements - Suite B2 currently contains clean rooms/laboratory improvements (“Existing Improvements”). These Existing Improvements are highly integrated with the improvements located in Suites PPD#1 and PPD#2 and therefore must be maintained in conjunction these suites, according to the equipment manufacturer’s maintenance recommendations. Tenant agrees maintain, repair and/or replace all existing laboratory improvements, at its cost.

10. Laboratory Equipment - Tenant shall have full use and control of the following on-site items:

•	3 Vertical Laminar flow workstations

•	2 Fume hoods with water supply and sink

•	8 -25” x 72” 3/4 work surfaces

•	1 - 30” x 36” isolation table

•	7 worktables with anti-static Formica

•	1 particle counter

Upon the termination of the Lease, the above Laboratory Equipment shall become the property of PPD. During the term of the Lease, PPD shall be responsible for all maintenance, repairs and replacement of the Laboratory Equipment.

11. Except as specifically amended herein, the Lease is hereby ratified and affirmed and shall remain in full force and effect. Each party acknowledges that the other party is not in default under this Lease nor does either party know of any circumstance that, with the giving of notice, would result in the other party being in default under this Lease.

The Lease, as herein amended, shall continue in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment on the day and year first above written.

LANDLORD:	TENANT:

GREEN WAY PROPERTIES, INC.	PPD DEVELOPMENT, LP

(f.k.a. Western Center Properties, Inc.) a Wisconsin Corporation	BY: PPD GP, LLC, its General Partner

By:	/s/ Scott L. Berger	By:	/s/ Fred B. Davenport, Jr
	Scott L. Berger		Fred B. Davenport, Jr.
	Vice President		President

EXHIBIT A